Exhibit 99.1

NEWS RELEASE

Geokinetics Receives Delisting Notice from NYSE MKT

HOUSTON, TEXAS – December 20, 2012 – Geokinetics, Inc. (NYSE MKT: GOK) announced today that on December 18, 2012, the Company received a delisting notice from the NYSE MKT LLC (the “Exchange”).  The Company does not intend to appeal the Exchange’s decision to delist the Company’s common stock.

The Exchange also notified the Company that it was not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide.  The Exchange had previously notified the Company that it was not in compliance with Section 1003(a)(i) or Section 1003(a)(ii) of the Company Guide.

Trading in the Company’s common stock will be suspended from the Exchange prior to the opening of business on December 27, 2012 and the Exchange will file a Form 25-NSE with the SEC to remove the Company’s common stock from listing and registration on the Exchange.  The Company’s common stock has been subject to a trading halt by the Exchange since December 17, 2012, and the Company does not expect the trading halt to be lifted prior to the delisting of the common stock.

The Company’s common stock will not immediately be eligible for quoting on the over-the counter market, including the Over the Counter Bulletin Board or OTC Markets Group OTCQB, unless a market maker decides to quote the common stock and files a Form 211 with the Financial Industry Regulatory Authority (“FINRA”) and FINRA approves the Form 211.  The Company intends to seek a market maker to file a Form 211 with FINRA.  However, there can be no assurances that any market maker will decide to quote the Company’s common stock and submit the Form 211 to FINRA or that FINRA will approve the Form 211.

About Geokinetics Inc.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit www.geokinetics.com.

Contact:

David J. Crowley

Chief Executive Officer

Geokinetics

(713) 850-7600